SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☐ Definitive Additional Materials

☒ Soliciting Material Pursuant to §240.14a-12

SWITCHBOARD INCORPORATED

(Name of Registrant as Specified in its Charter)

INFOSPACE, INC.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒ No fee required.

☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

Filed by InfoSpace, Inc.

Pursuant to Rule 14a-12

of the Securities Exchange Act of 1934

Subject Company: Switchboard Incorporated

Commission File No.: 0-28871

On March 26, 2004, InfoSpace, Inc. held a press conference, a transcript of which follows. The transcript was made available on March 26, 2004 in the Investor Relations section of InfoSpace’s corporate Web site, at www.infospaceinc.com/corpinfo/investor.

Additional Information

Switchboard Incorporated (“Switchboard”) intends to file a proxy statement in connection with the proposed acquisition of Switchboard by InfoSpace. Investors and security holders are urged to read these filings when they become available because they will contain important information about the proposed acquisition. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the Securities and Exchange Commission at the Securities and Exchange Commission’s web site at www.sec.gov. Investors and security holders may obtain free copies of the documents filed by Switchboard with the Securities and Exchange Commission by contacting Switchboard Investor Relations at 120 Flanders Road, Westboro, Massachusetts 01581, (508) 898-8200. In addition, investors and security holders may read and copy any reports, statements and other information filed by Switchboard at the SEC public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the public reference room.

Switchboard and InfoSpace and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Switchboard and ePresence in connection with the proposed acquisition. Certain officers and directors of Switchboard have interests in the proposed acquisition, including their ownership of Switchboard common stock, and their interests will be described in the proxy statement of Switchboard when it becomes available.

Additional information regarding the directors and executive officers of Switchboard is included in Switchboard’s proxy statement for its 2003 Annual Meeting of Stockholders, which was filed with the Securities and Exchange Commission on March 28, 2003. This document is available free of charge by contacting Switchboard Investor Relations at (508) 898-8200. Additional information regarding the directors and executive officers of InfoSpace is included in InfoSpace’s proxy statement for its 2003 Annual Meeting of Stockholders, which was filed with the Securities and Exchange Commission on April 21, 2003, and the supplement to its proxy statement, which was filed with the Securities and Exchange Commission on May 5, 2003. These documents are available free of charge by contacting InfoSpace Investor Relations at (866) 438-4677. All of the documents filed by Switchboard and InfoSpace with the SEC are available free of charge at the Securities and Exchange Commission’s web site at www.sec.gov.

Transcript

PRESENTATION

Operator

Good day, everyone, and welcome to this InfoSpace conference call. Today’s call is being recorded. For opening remarks, I will now turn the conference call over to Nancy Bacchieri, Vice President of Investor Relations for InfoSpace. Please go ahead.

Nancy Bacchieri – InfoSpace – VP IR & Communications

Thank you. Good morning and welcome to InfoSpace’s conference call to discuss the acquisition of Switchboard Incorporated. I am Nancy Bacchieri, Vice President of Communications and Investor Relations for InfoSpace. With me on the call today is Jim Voelker, our Chairman and CEO, and David Rostov, our Chief Financial Officer.

Before we get started, I would like to remind you of two things. First, this is an investor conference call. The call is open to the press. However, we will only be taking questions from the investment community.

Second, I must advise you that this conference call may contain forward-looking statements relating to the development of the Company’s products and services, the proposed acquisition of Switchboard and future operating results. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected.

Factors that could affect the Company’s actual results of operations include but are not limited to the progress and costs related to the development of our products and application services, the timing of market acceptance of those products and services, our dependence on companies to distribute our products and services, the performance of our systems, the effectiveness of the development and implementation of our strategy, possible changes to that strategy, and the ability to read saying customer contracts and key personnel.

A more detailed description of certain factors that could affect actual results of operations is discussed in the Company’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission in the section entitled “Factors Affecting Our Operating Results, Business Prospects and Market Price of Stock”.

Listeners are cautioned not to rely on these forward-looking statements, which speak to the Company’s prospects only as of the date of this conference call.

The Company undertakes no obligation to update publicly any forward-looking statements due to new information, events or circumstances after the date of this conference call or to reflect the occurrence of unanticipated events.

Now, I’ll turn the call over to Jim. Following his brief comments, David will discuss the financial terms of the deal and provide updated guidance. Then we will open up the call to your questions.

Jim Voelker – InfoSpace – CEO

Thanks, Nancy. Welcome to the call today. We appreciate you joining us on such short notice. We’re very excited to announce we’ve signed a definitive agreement to acquire Switchboard. This transaction dramatically increases our share of local directory traffic to approximately 23 percent and provides us with an industry-leading platform and a great team. It adds to our already impressive list of supplies and distribution partners, adding AOL, Yellow Pages and BellSouth to existing partners such as Verizon, Yahoo! and Google. Finally, it will favorably impact our Search and Directory segment results, both revenue and segment income. Overall, it establishes InfoSpace as the leading online directory provider in the U.S.

The directory market is estimated at 15 billion in 2003, including both print and online. Although, today, the vast majority of directory traffic remains with the print directories, consumer behavior is rapidly shifting. Last year, the Online Yellow Pages market was approximately 450 million and is expected to grow about 30 percent this year. The Kelsey Group projects the number of Online Yellow Page searches to account for more than 30 percent of total Yellow Page searches by 2006.

As the volume of these searches continues to grow, we believe more merchants will shift their advertising dollars away from print and other local media to online Yellow Page providers. Through the combination of Switchboard and our existing local search and directory capabilities, InfoSpace is well positioned to capitalize on this growing opportunity.

Before getting into the specifics of the acquisition, let me give you a short overview of Switchboard. Founded in 1996, they were a pioneer in the online directory space as the first to market with a national directory of U.S. residential information. Today, they are a leading provider of local online advertising products for merchants and national advertisers. Based outside of Boston, it is a public company owned 52 percent by EPresence and nearly 8 percent by AOL. With approximately 70 employees, Switchboard currently has about 10 percent of the market for online Yellow Page queries, according to comScore/MediaMetrix. The Company generates the vast majority of its Yellow Pages traffic directly through its branded site, Switchboard.com. Switchboard also licenses its products to Internet portals, traditional Yellow Pages publishers and newspaper publishers to enable them to offer local online advertising solutions and yellow and White Page directories under their own brand.

In 2003, Switchboard reported 15.2 million in revenue, up 30 percent from ‘02, and a net profit of approximately 2.1 million. Through expected growth in the online industry and InfoSpace’s ability to monetize directory traffic more effectively, we believe we can improve these financial results. David will provide you with a summary of the financial impact of the deal shortly.

For those of you not as familiar with the online directory market, the financial model and margins are similar to that of WebSearch. In each case, InfoSpace gets paid when a user does a commercial search. One of the most notable differences between online directory and WebSearch, however, is the commercial percentage. Nearly all Yellow Page searches are commercial in nature, so the paid search rate is close to 100 percent. In contrast, only 10 to 20 percent of all Web searches are commercial. Over time, as more consumers choose online directories over print directories and more merchants advertise online, the price paid per directory search should only increase.

Online directory will clearly be a primary focus for us in 2004 and beyond. It is a much more fragmented (indiscernible) market than online search that boasts tremendous opportunities. With this acquisition, we assume a leadership position in this space. We now have significant complementary assets in local search and WebSearch and we intend to leverage these assets in order to grow our overall position in the online market.

In summary, we’re very pleased with this deal, looking forward to working with a strong Switchboard team and excited about our future in Search and Directory. We believe the traffic is the most valuable asset to own and we have substantially increased our share, improving our attractiveness to both advertisers and distribution partners. Together, we will be the largest online directory services provider in the U.S. and believe we have the team, relationships, technology, experience and financial strength to continue growing this business throughout 2004 and beyond.

Now, I’ll turn the call over to David to discuss the financial details and benefits of the acquisition.

David Rostov – InfoSpace – CFO

Thank you, Jim, and good morning, everyone. I will start with a brief overview of the terms of the deal and then provide you with our outlook for the acquisition.

At closing, we are acquiring all of Switchboard’s outstanding shares and vested options for $7.75 per share in cash, or approximately $160 million. Included in the acquisition is Switchboard’s cash balance at closing. At December 31, 2003, Switchboard had approximately $55.9 million in cash and marketable securities and no debt.

We anticipate the acquisition of Switchboard to close in the second half of 2004 but, for forecasting purposes, have assumed that the deal closes on July 1, 2004. Assuming that is the case, we anticipate an additional contribution of approximately 10 to $12 million in revenue and 4 to $5 million in Search and Directory segment income from Switchboard in the second half of 2004.

In summary, we’re very excited about the Switchboard acquisition and the opportunity in Online Directory. By substantially increasing our market share, we believe we are enhancing our competitive position and improving our ability to increase shareholder value over the longer-term.

This concludes our prepared remarks. I will now turn the call over to the operator and we would be happy to take your questions. Operator?

QUESTION AND ANSWER

Operator

(Operator Instructions). Imran Kahn with Fulcrum Global Partners.

Imran Kahn – Fulcrum Global Partners – Analyst

Hi, guys. Congratulations on the acquisition. I was wondering if you could talk a little bit about the merchant (indiscernible) platform. I believe they have a longer-term relationship with AOL. Could you talk who else they have longer-term relationship and how you plan to better monetize this relationship? Thanks.

Jim Voelker – InfoSpace – CEO

Thanks. They do have a relationship with AOL where they are the platform provider basically. There are other people, such as newspaper publishers, that they have similar ones with.

For us, the issue here is certainly using the platform is very important to us and those relationships but the traffic is what is really important and our capability to monetize it.

What we have been able to do at InfoSpace is very effectively monetize all of our directory traffic to our sites. We have been active in the market, trying to find more traffic as we see the (inaudible) larger appetite out there from people like Verizon, BellSouth, other providers, other really — the folks who own the advertisers, if you will, looking for this kind of traffic. So, that is where most of our monetization will come from.

Imran Kahn – Fulcrum Global Partners – Analyst

Okay, a fellow question, in terms of what kind of synergies you are seeing between two companies — I believe they had like $2 million net income last year, Switchboard, and you are paying cash, so is this deal — you expect to be accretive during the second half of the year?

David Rostov – InfoSpace – CFO

Good morning. On the first question regarding synergies, we think the biggest opportunity here is really, as Jim indicated, in monetizing the traffic and maximizing the revenue opportunity. So in terms of synergies, we are really a lot more focused on the revenue piece of it. Obviously, there are things that they do that we do and I think those are really more what I view as opportunities.

On the accretive side, we’re still in the process of completing the purchase price allocation analysis that I think (indiscernible) your question, which is the net income impact. We have talked in the press release and in my comments about the impact on segment income but we need to complete our purchase price allocation to determine the impact on net income.

Imran Kahn – Fulcrum Global Partners – Analyst

Thank you.

Jim Voelker – InfoSpace – CEO

Thank you.

Operator

Mark May with Kaufman Brothers.

Mark May – Kaufman Brothers – Analyst

Thank you. My synergy and accretion questions have been answered. Thanks a lot.

Operator

Patrice Canada (ph) From Guardhill Capital.

Patrice Canada – Guardhill Capital – Analyst

Good morning. A couple of questions — one is, how do you arrive at the $160 million? What is the fully diluted number of shares outstanding?

David Rostov – InfoSpace – CFO

Good morning, Patrice. The total shares is approximately 19.2 million shares. If you use treasury method and fully diluted, there is another approximately 1.3 million options that would ultimately be converted into the money. That is how you get to about 20.5 million. Again, the options will vary over the period but we think that is the right number.

Patrice Canada – Guardhill Capital – Analyst

Okay, I still come out short about 2 million, or just under 2 million.

David Rostov – InfoSpace – CFO

I think it is just rounding, so — (Multiple Speakers) — 775 and multiply (inaudible) — you divide the 775 by the 160 million and — (Multiple Speakers).

Patrice Canada. The rest would be options then?

David Rostov – InfoSpace – CFO

Correct.

Patrice Canada – Guardhill Capital – Analyst

My second question is regulatory approvals, is it just Hart-Scott-Rodino?

Jim Voelker – InfoSpace – CEO

We think so, yes.

Patrice Canada – Guardhill Capital – Analyst

Okay, very good. Thank you.

David Rostov – InfoSpace – CFO

You’re welcome.

Operator

Peter Cohen with Alpine Associates.

Peter Cohen – Alpine Associates – Analyst

Hi, guys. Good morning. I am curious to know, in the press release, it says that the deal is subject to approval of obviously the Switchboard shareholders but also the approval of majority shareholder. EPresence — are they already on board with this, with the deal? EPresence?

Company Representative

Yes.

Peter Cohen – Alpine Associates – Analyst

So they have already — that’s basically — that is not going to be an issue for this?

David Rostov – InfoSpace – CFO

They have to conduct a shareholder vote but they were part of the process; they are the majority shareholder.

Jim Voelker – InfoSpace – CEO

Both the ePresence and the Switchboard Board of Directors had to approve the signing of this agreement.

Peter Cohen – Alpine Associates – Analyst

Okay, great. Thank you.

Operator

(Operator Instructions). Noah Echols (ph), Clovis (ph) Capital.

Company Representative

We were waiting for you, Noah.

Noah Echols – Clovis (ph) Capital – Analyst

Can you guys give us an idea of who the other major players are in this space right now, one? Two, can you give us sort of a look in how far Switchboard and InfoSpace’s local search properties are making their way into the wireless world? Thanks.

Jim Voelker – InfoSpace – CEO

Sure. The answer to the first question, the other players in the market are — certainly Verizon with their Super Pages and then Yahoo would be the second one behind that; then it really trails off a bit. BellSouth’s product and the product from SBC Super Pages — I’m sorry, Smart Pages — are in the market as well. We would be — with this transaction, Noah, we are a couple of percentage points of market share larger than Super Pages, who would be the next one.

In terms of using this or moving this towards the wireless side, actually Switchboard has a wireless product today but we think that is pretty (inaudible) market yet. As we have talked before, we think that is a place, given our skills on both sides of this and our assets on both sides of this, that will become interesting but I think that is still a ways out here.

Noah Echols – Clovis (ph) Capital – Analyst

Great, thank you.

Operator

Michael Proeber (ph), also with Clovis (ph) Capital.

Michael Proeber – Clovis (ph) Capital – Analyst

Congratulations. Just a quick question on monetizing the traffic — are you guys getting higher rates for your traffic than they are? That is one.

Two, I guess by going to your providers with more traffic, obviously you will get more fees for the entire company. Could you be more specific with the people you’re going to versus the people they’re going to to monetize traffic. Those are two questions.

Jim Voelker – InfoSpace – CEO

Do you want to handle that, David?

David Rostov – InfoSpace – CFO

On the search monetization, it is fair to say that our rates are higher than their rates.

Regarding the second part of your question, we have a number of relationships that, as I think you know, in particular with Verizon, they have a strong relationship — and others — and they have a strong relationship with AOL; they also have a strong relationship with BellSouth. So again, I think this is really an opportunity to combine relationships and also build on the relationships that we’ve built. As Jim indicated before, we have spent the last couple of years really trying and monetizing the traffic that we have gotten to our directory site, so we think we can add incremental value there as part of the combined entity.

Michael Proeber – Clovis (ph) Capital – Analyst

Is there any specific reason why you folks are getting higher rates other than the management team? I mean, is there anything associated with your traffic?

Jim Voelker – InfoSpace – CEO

No, I don’t think there’s anything special associated with our traffic but I think what has happened is — and this is prior to our time here — the Company had had a long and good relationship with Verizon but what has started to really occur, even in the last year, is just the appetite for traffic from these providers — as queries have moved online, the Verizons, the BellSouths, the SBCs (ph) of the world have started with their sales forces actually being able to sell and get higher rates from their advertisers for online presence. That has translated into a bigger appetite for online traffic. We have been positioned pretty well with that and we obviously have bigger scale, so that has helped as well.

Michael Proeber – Clovis (ph) Capital – Analyst

Thanks very much, guys. Congratulations.

Company Representative

Thanks, Michael.

Operator

(Operator Instructions). Daniel Baird (ph) with MLT (ph) Capital.

Daniel Baird – MLT (ph) Capital – Analyst

As a significant shareholder of both Switchboard and ePresence, it seems to me that your offer ridiculously undervalues Switchboard’s fair value. My question is, how definitive is this agreement? What sort of penalties would there be should Switchboard receive a higher offer?

Jim Voelker – InfoSpace – CEO

Well, we appreciate your opinion and as shareholders here of InfoSpace, we think that we paid a full and fair price here. We are not going to comment on the nature or the details within the agreement but we have signed a definitive agreement here to acquire it.

Nancy Bacchieri – InfoSpace – VP IR & Communications

Are there any additional questions this morning?

Operator

Patrice Canada (ph) with Guardhill Capital.

Patrice Canada – Guardhill Capital – Analyst

Hi. Thanks for taking the call. Two other questions — what was the full-year depreciation and amortization for Switchboard in 2003?

David Rostov – InfoSpace – CFO

Patrice, the full-year depreciation for ‘03 was approximately — depreciation and amortization was approximately $1.4 million.

Patrice Canada – Guardhill Capital – Analyst

Okay. My other question is financial and legal advisors for both parties on the deal?

David Rostov – InfoSpace – CFO

I am not sure that we’re disclosing that, the financial and legal advisers.

Jim Voelker – InfoSpace – CEO

Is there an issue there?

David Rostov – InfoSpace – CFO

No, just (inaudible). We worked with Delafield Hambrecht on our end and they had Thomas Weisel Partners on their end.

Patrice Canada – Guardhill Capital – Analyst

Thank you.

Nancy Bacchieri – InfoSpace – VP IR & Communications

I think, with that, we would like to thank everybody for joining us this morning and as always, if you have any follow questions, please do not hesitate to give us a call. Thank you.

Operator

That does conclude today’s conference. We thank you for your participation. You may now disconnect.